Exhibit 10.18
DANAHER CORPORATION
DESCRIPTION OF NON-MANAGEMENT DIRECTOR COMPENSATION ARRANGEMENTS
Following is a description of the Company’s non-management director compensation structure as of January 1, 2019:

Compensation structure for non-management directors
Annual cash retainer	$120,000
Annual equity award	$180,000
Committee chair annual cash retainer (Compensation, Nominating and Governance, Science and Technology)	$20,000
Committee chair annual cash retainer (Audit)	$25,000
Lead Independent Director annual cash retainer	$30,000
Per meeting cash fee for each Board/committee meeting a director attends in excess of twenty during a calendar year	$2,000
Director cash retainers are paid quarterly in arrears. Director annual equity awards are divided equally between options and restricted stock units (RSUs). The options are fully vested as of the grant date. The RSUs vest upon the earlier of (1) the first anniversary of the grant date, or (2) the date of, and immediately prior to, the next annual meeting of Danaher’s shareholders following the grant date, but the underlying shares are not issued until the earlier of the director’s death or the first day of the seventh month following the director’s retirement from the Board. Danaher also reimburses directors for Danaher-related out-of-pocket expenses, including travel expenses.